SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)*

			   OptimumBank Holdings, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   683904106
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

                                   Page 1 of 5

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*    The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

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CUSIP NO. 683904106                                           PAGE 2 OF 5 PAGES
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1    NAME OF REPORTING PERSON


     Hillard Garlovsky
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (A) [ ]
                                                                         (B) [ ]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    176,929
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           176,929
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    -0-
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     176,929
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [ ]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.96%
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12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**   See Item 4.

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                                                                     Page 3 of 5


Item 1(a).   Name of Issuer:                OptimumBank Holdings, Inc.

Item 1(b).   Address of Issuers's Principal 2477 East Commercial Blvd.
             Executive Offices:             Fort Lauderdale, FL 33308

Item 2(a).   Name of Person Filing:         Hillard Garlovsky

Item 2(b).   Address of Principal Business  1761 Clendenin
             Office or, if None, Residence: Riverwoods, IL 60015

Item 2(c).   Citizenship:                   U.S.A.

Item 2(d).   Title of Class of Securities:  Common Stock

Item 2(e).   CUSIP Number:                  683904106

Item 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or
             (c), CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4.      (a)  176,929

             (b)  5.96%

             (c)  (i)  sole voting power: 176,929

                  (ii) shared voting power: -0-

                  (iii) sole dispositive power: 176,929

                  (iv) shared dispositive power: -0-

Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             Not Applicable

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             Not Applicable

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                                                                     Page 4 of 5


Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not Applicable

Item 9.      NOTICE OF DISSOLUTION OF GROUP:

             Not Applicable

Item 10.     CERTIFICATION:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 25, 2008                  /s/ Hillard Garlovsky
                                        ----------------------------------------
                                        Hillard Garlovsky